FRED'S, INC.                                  ROSE'S STORES, INC.
4300 New Getwell Road                          P.H. Rose Building
Memphis, Tennessee 38118                 218 South Garnett Street
                                  Henderson, North Carolina 27536



                            SUPPLEMENT
                     dated August 8, 1996 to
                    JOINT PROXY STATEMENT AND
                     FRED'S, INC. PROSPECTUS
                       dated July 12, 1996



                 SPECIAL MEETINGS OF STOCKHOLDERS
                         August 20, 1996



     Prior to the stockholders' meetings of Fred's, Inc. ("Fred's") and of Rose's Stores, Inc. ("Rose's") to be held on August 20, 1996, management of Fred's and Rose's believe that stockholders of Fred's and of Rose's should be aware of the following information.

     Notwithstanding the last sentence in the second paragraph under "SUMMARY--Effect of Merger and Reverse Split--Rose's Reverse
Split (page v) or the last sentence under "THE MERGER AGREEMENT--Rose's Reverse Split" (page 18) in the Joint Proxy Statement/Prospectus," if the Reverse
Stock Split is approved by Rose's stockholders, the conversion number will be
19.8. For example, if the Reverse Stock Split and the Merger Agreement are approved by Rose's stockholders (and the other conditions to the Merger occur or are waived):

          (i) a Rose's stockholder who held 100 shares of Rose's Common Stock prior to the Reverse Stock Split and the Merger will be entitled to receive 19 shares of Fred's Common Stock and cash in lieu of the fractional share of Fred's Common Stock;

          (ii) a Rose's stockholder who held 1,000 shares of Rose's Common Stock prior to the Reverse Stock Split and the Merger will be entitled to receive 198 shares of Fred's Common Stock and, cash in lieu of a fractional share of Fred's Common Stock; and

          (iii) a Rose's stockholder who held 99 (or fewer) shares of Rose's Common Stock prior to the Reverse Stock Split and the Merger will be entitled to receive cash in lieu of a fractional share of Fred's Common Stock.

     A NEW FORM OF PROXY CARD IS ENCLOSED. YOUR VOTE IS VERY IMPORTANT. IF YOU HAVE NOT YET VOTED OR IF YOU WISH TO CHANGE YOUR VOTE, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED, POSTAGE PREPAID ENVELOPE AS SOON AS POSSIBLE, EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING.

     Proxy cards which are returned unmarked as to how they should be voted will be voted FOR the approval of the Agreement and Plan of Merger, dated as of May 7, 1996 (the "Merger Agreement"), attached to the Joint Proxy Statement/Prospectus as Appendix I and FOR the approval of the other proposals described therein as recommended by the respective Boards of Directors of Fred's and of Rose's. A stockholder who executes a proxy may revoke it at any time before it is exercised. If you have any questions concerning the proposed transaction, please call Rose's collect at (919) 430-2600 or MacKenzie Partners, Inc., which is assisting Rose's, toll free at (800) 322-2885.